Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: July 29, 2015

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
SECOND QUARTER 2015 EARNINGS

Southfield, Michigan – July 29, 2015 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) today announced consolidated net income of $74.2 million, or $3.54 per diluted share, for the three months ended June 30, 2015 compared to consolidated net income of $69.4 million, or $3.06 per diluted share, for the same period in 2014. For the six months ended June 30, 2015, consolidated net income was $145.7 million, or $6.95 per diluted share, compared to consolidated net income of $119.2 million, or $5.15 per diluted share, for the same period in 2014.

Adjusted net income, a non-GAAP financial measure, for the three months ended June 30, 2015 was $75.5 million, or $3.60 per diluted share, compared to $67.6 million, or $2.98 per diluted share, for the same period in 2014. For the six months ended June 30, 2015, adjusted net income was $147.6 million, or $7.05 per diluted share, compared to adjusted net income of $131.0 million, or $5.66 per diluted share, for the same period in 2014.

Webcast Details

We will host a webcast on July 29, 2015 at 5:00 p.m. Eastern Time to answer questions related to our second quarter results.  The webcast can be accessed live by visiting the “Investor Relations” section of our website at creditacceptance.com or by dialing 877-303-2904.  Additionally, a replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

Consumer Loan Performance

Dealers assign retail installment contracts (referred to as “Consumer Loans”) to Credit Acceptance.  At the time a Consumer Loan is submitted to us for assignment, we forecast future expected cash flows from the Consumer Loan.  Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer at a price designed to achieve an acceptable return on capital.  If Consumer Loan performance equals or exceeds our initial expectation, it is likely our expected return on capital will be achieved.

We use a statistical model to estimate the expected collection rate for each Consumer Loan at the time of assignment.  We continue to evaluate the expected collection rate of each Consumer Loan subsequent to assignment.  Our evaluation becomes more accurate as the Consumer Loans age, as we use actual performance data in our forecast.  By comparing our current expected collection rate for each Consumer Loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast.  The following table compares our forecast of Consumer Loan collection rates as of June 30, 2015, with the forecasts as of March 31, 2015, as of December 31, 2014, and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of (1)				Variance in Forecasted Collection Percentage from
Consumer Loan Assignment Year	June 30, 2015	March 31, 2015	December 31, 2014	Initial Forecast	March 31, 2015	December 31, 2014	Initial Forecast
2006	70.1%	70.0%	70.0%	71.4%	0.1%	0.1%	-1.3%
2007	68.1%	68.1%	68.0%	70.7%	0.0%	0.1%	-2.6%
2008	70.3%	70.3%	70.3%	69.7%	0.0%	0.0%	0.6%
2009	79.4%	79.4%	79.4%	71.9%	0.0%	0.0%	7.5%
2010	77.4%	77.3%	77.2%	73.6%	0.1%	0.2%	3.8%
2011	74.2%	74.2%	74.0%	72.5%	0.0%	0.2%	1.7%
2012	73.3%	73.4%	73.4%	71.4%	-0.1%	-0.1%	1.9%
2013	73.5%	73.6%	73.7%	72.0%	-0.1%	-0.2%	1.5%
2014	72.8%	72.8%	72.6%	71.8%	0.0%	0.2%	1.0%
2015 (2)	68.9%	68.7%	-	68.6%	0.2%	-	0.3%

(1)
Represents the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment.  Contractual repayments include both principal and interest.

(2) The forecasted collection rate for 2015 Consumer Loans as of June 30, 2015 includes both Consumer Loans that were in our portfolio as of March 31, 2015 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of
2015 Consumer Loan Assignment Period	June 30, 2015	March 31, 2015	Variance
January 1, 2015 through March 31, 2015	69.9%	68.7%	1.2%
April 1, 2015 through June 30, 2015	67.8%	-	-

Consumer Loans assigned in 2009 through 2014 have yielded forecasted collection results materially better than our initial estimates, while Consumer Loans assigned in 2006 and 2007 have yielded forecasted collection results materially worse than our initial estimates. For Consumer Loans assigned in 2008 and 2015, actual results have been very close to our initial estimates. For the three months ended June 30, 2015, forecasted collection rates improved for Consumer Loans assigned in 2015 and were generally consistent with expectations at the start of the period for all other assignment years presented. For the six months ended June 30, 2015, forecasted collection rates improved for Consumer Loans assigned in 2010, 2011, 2014 and 2015, declined for Consumer Loans assigned in 2013 and were generally consistent with expectations at the start of the period for all other assignment years presented.

The initial forecast for Consumer Loans assigned in the first six months of 2015 was lower than the initial forecast for Consumer Loans assigned in 2014. The lower initial forecast reflects a change in the mix of Consumer Loan assignments received during the first six months of 2015, including a longer average initial loan term. The average initial term for Consumer Loans assigned in the first six months of 2015 was 49.4 months as compared to 46.9 months for Consumer Loans assigned in 2014.

Forecasting collection rates accurately at loan inception is difficult.  With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we initially forecast.

The following table presents forecasted Consumer Loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of June 30, 2015.  All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).  The table includes both dealer loans and purchased loans.

	As of June 30, 2015
Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %	% of Forecast Realized (2)
2006	70.1%	46.6%	23.5%	99.8%
2007	68.1%	46.5%	21.6%	99.4%
2008	70.3%	44.6%	25.7%	99.1%
2009	79.4%	43.9%	35.5%	99.1%
2010	77.4%	44.7%	32.7%	98.5%
2011	74.2%	45.5%	28.7%	95.3%
2012	73.3%	46.3%	27.0%	84.8%
2013	73.5%	47.6%	25.9%	64.4%
2014	72.8%	47.7%	25.1%	35.2%
2015	68.9%	45.3%	23.6%	8.1%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

(2)	Presented as a percentage of total forecasted collections.

The risk of a material change in our forecasted collection rate declines as the Consumer Loans age.  For 2011 and prior Consumer Loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections.  Conversely, the forecasted collection rates for more recent Consumer Loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate has ranged from 21.6% to 35.5% over the last 10 years. The spread was at the high end of this range in 2009 and 2010, when the competitive environment was unusually favorable and much lower during other years (2006, 2007, 2014, and 2015) when competition was more intense. The spread declined from 25.1% in 2014 to 23.6% through the first six months of 2015 as a result in a change in the mix of Consumer Loan assignments and the performance of 2014 Consumer Loans, which has exceeded our initial estimates by a greater margin than 2015 Consumer Loans.

The following table presents forecasted Consumer Loan collection rates, advance rates, and the spread (the forecasted collection rate less the advance rate) as of June 30, 2015 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).

	Consumer Loan Assignment Year	Forecasted Collection % (1)	Advance % (1)(2)	Spread %
Dealer loans	2007	68.0%	45.8%	22.2%
	2008	70.7%	43.3%	27.4%
	2009	79.4%	43.4%	36.0%
	2010	77.4%	44.4%	33.0%
	2011	74.2%	45.2%	29.0%
	2012	73.3%	46.1%	27.2%
	2013	73.6%	47.1%	26.5%
	2014	72.6%	47.2%	25.4%
	2015	68.6%	44.5%	24.1%

Purchased loans	2007	68.4%	49.1%	19.3%
	2008	69.6%	46.7%	22.9%
	2009	79.6%	45.3%	34.3%
	2010	77.2%	46.2%	31.0%
	2011	74.6%	47.5%	27.1%
	2012	73.6%	47.9%	25.7%
	2013	73.4%	50.2%	23.2%
	2014	73.8%	51.6%	22.2%
	2015	70.9%	50.4%	20.5%

(1)
The forecasted collection rates and advance rates presented for each Consumer Loan assignment year change over time due to the impact of transfers between dealer and purchased loans.  Under our portfolio program, certain events may result in dealers forfeiting their rights to dealer holdback.  We transfer the dealer’s Consumer Loans from the dealer loan portfolio to the purchased loan portfolio in the period this forfeiture occurs.

(2)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

Consumer Loan Volume

The following table summarizes changes in Consumer Loan assignment volume in each of the last six quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2014	14.3%	16.2%
June 30, 2014	4.5%	5.7%
September 30, 2014	4.7%	6.1%
December 31, 2014	19.4%	25.4%
March 31, 2015	28.4%	32.5%
June 30, 2015	30.6%	28.6%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer Loan assignment volumes depend on a number of factors including (1) the overall demand for our product, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support.  Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.

Unit and dollar volumes grew 30.6% and 28.6%, respectively, during the second quarter of 2015 as the number of active dealers grew 22.7% and average volume per active dealer grew 5.8%.

The following table summarizes the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
Consumer Loan unit volume	66,480	50,913	30.6%	150,334	116,196	29.4%
Active dealers (1)	6,087	4,960	22.7%	7,061	5,830	21.1%
Average volume per active dealer	10.9	10.3	5.8%	21.3	19.9	7.0%

(1)	Active dealers are dealers who have received funding for at least one dealer loan or purchased loan during the period.

The following table provides additional information on the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
Consumer Loan unit volume from dealers active both periods	47,742	43,852	8.9%	116,080	104,110	11.5%
Dealers active both periods	3,530	3,530	-	4,266	4,266	-
Average volume per dealers active both periods	13.5	12.4	8.9%	27.2	24.4	11.5%

Consumer Loan unit volume from new dealers	3,418	2,191	56.0%	13,861	8,410	64.8%
New active dealers (1)	754	512	47.3%	1,611	1,146	40.6%
Average volume per new active dealers	4.5	4.3	4.7%	8.6	7.3	17.8%

Attrition (2)	-13.9%	-14.5%		-10.4%	-10.3%

(1)	New active dealers are dealers who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.

(2)
Attrition is measured according to the following formula:  decrease in Consumer Loan unit volume from dealers who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period Consumer Loan unit volume.

Consumer Loans are assigned to us as either dealer loans through our portfolio program or purchased loans through our purchase program.  The following table summarizes the portion of our Consumer Loan volume that was assigned to us as dealer loans:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Dealer loan unit volume as a percentage of total unit volume	87.7%	91.4%	88.2%	91.6%
Dealer loan dollar volume as a percentage of total dollar volume (1)	83.4%	88.8%	84.4%	89.0%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

As of June 30, 2015 and December 31, 2014, the net dealer loans receivable balance was 85.6% and 87.2%, respectively, of the total net loans receivable balance.

Adjusted Financial Results

Adjusted financial results are provided to help shareholders understand our financial performance.  The financial data below is non-GAAP, unless labeled otherwise.  We use adjusted financial information internally to measure financial performance and to determine incentive compensation.  The table below shows our results following adjustments to reflect non-GAAP accounting methods.  Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Senior Notes Adjustment” sections.  Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, operating expenses, and economic profit are all non-GAAP financial measures.  These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three and six months ended June 30, 2015, compared to the same period in 2014, include the following:

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
(In millions, except share and per share data)	2015	2014	% Change	2015	2014	% Change
Adjusted average capital	$2,781.2	$2,349.7	18.4%	$2,692.7	$2,280.8	18.1%
Adjusted net income	$75.5	$67.6	11.7%	$147.6	$131.0	12.7%
Adjusted interest expense after-tax	$12.9	$8.9	44.9%	$22.8	$18.6	22.6%
Adjusted net income plus interest expense after-tax	$88.4	$76.5	15.6%	$170.4	$149.6	13.9%
Adjusted return on capital	12.7%	13.0%	-2.3%	12.7%	13.1%	-3.1%
Cost of capital	5.0%	5.4%	-7.4%	4.9%	5.6%	-12.5%
Economic profit	$53.4	$44.8	19.2%	$105.0	$85.6	22.7%
GAAP diluted weighted average shares outstanding	20,951,832	22,658,891	-7.5%	20,949,048	23,157,289	-9.5%
Adjusted net income per diluted share	$3.60	$2.98	20.8%	$7.05	$5.66	24.6%

Economic profit increased 19.2% and 22.7% for the three and six months ended June 30, 2015, as compared to the same periods in 2014.  Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.  The following table summarizes the impact each of these components had on the increase in economic profit for the three and six months ended June 30, 2015, as compared to the same period in 2014:

	Year over Year Change in Economic Profit
(In millions)	For the Three Months Ended June 30, 2015	For the Six Months Ended June 30, 2015
Increase in adjusted average capital	$8.2	$15.5
Decrease in cost of capital	2.5	10.2
Decrease in adjusted return on capital	(2.1)	(6.3)
Increase in economic profit	$8.6	$19.4

The increase in economic profit for the three months ended June 30, 2015, as compared to the same period in 2014, was primarily the result of the following:

•	An increase in adjusted average capital of 18.4% due to growth in our loan portfolio primarily as a result of year-over-year growth in Consumer Loan assignment volume in recent years.

•	A decrease in our cost of capital of 40 basis points primarily due to a decrease in the 30-year treasury rate, which is used in the average cost of equity calculation.

•	A decrease in our adjusted return on capital of 30 basis points primarily as a result of a decline in the yield on our loan portfolio due to lower yields on new Consumer Loan assignments.

The growth in operating expenses for the three months ended June 30, 2015, as compared to the same period in 2014, did not have a significant impact on the adjusted return on capital as operating expenses grew 16.3% while adjusted average capital grew 18.4%. The 16.3% increase ($6.8 million) in operating expenses included:

•	An increase in salaries and wages expense of $4.1 million, or 16.8%, comprised of the following:

•	An increase of $2.3 million in cash-based incentive compensation expense primarily due to a year-over-year improvement in Company performance measures.

•
Excluding the increase in cash-based incentive compensation expense, salaries and wages expense increased $1.8 million related to increases of $1.3 million for our support function and $0.5 million for our originations function.

•
An increase in sales and marketing expense of $2.1 million, or 23.9%, primarily as a result of an increase in sales commissions related to growth in Consumer Loan assignment volume and an increase in the base salaries of our sales force.

The increase in economic profit for the six months ended June 30, 2015, as compared to the same period in 2014, was primarily the result of the following:

•	An increase in adjusted average capital of 18.1% due to growth in our loan portfolio primarily as a result of year-over-year growth in Consumer Loan assignment volume in recent years.

•	A decrease in our cost of capital of 70 basis points primarily due to a decrease in the 30-year treasury rate, which is used in the average cost of equity calculation.

•	A decrease in our adjusted return on capital of 40 basis points primarily as a result of a decline in the yield on our loan portfolio due to lower yields on new Consumer Loan assignments.

The growth in operating expenses for the six months ended June 30, 2015, as compared to the same period in 2014, did not have a significant impact on the adjusted return on capital as operating expenses grew 17.2% while adjusted average capital grew 18.1%. The 17.2% increase ($14.6 million) in operating expenses included:

•	An increase in salaries and wages expense of $8.9 million, or 17.8%, comprised of the following:

•	An increase of $4.6 million in cash-based incentive compensation expense primarily due to a year-over-year improvement in Company performance measures.

•
Excluding the increase in cash-based incentive compensation expense, salaries and wages expense increased $4.3 million related to increases of $3.1 million for our support function, $0.7 million for our originations function and $0.5 million for our servicing function.

•
An increase in sales and marketing expense of $4.2 million, or 22.8%, primarily as a result of an increase in sales commissions related to growth in Consumer Loan assignment volume and an increase in the base salaries of our sales force.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same periods in the prior year:

	For the Three Months Ended
	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013
Adjusted revenue as a percentage of adjusted average capital (1)	27.2%	27.8%	28.3%	28.3%	27.8%	28.8%	29.5%	29.8%
Operating expenses as a percentage of adjusted average capital (1)	7.0%	7.9%	7.7%	6.7%	7.1%	7.8%	7.5%	7.1%
Adjusted return on capital (1)	12.7%	12.6%	13.0%	13.6%	13.0%	13.2%	13.9%	14.3%
Percentage change in adjusted average capital compared to the same period in the prior year	18.4%	17.7%	12.8%	12.9%	15.2%	15.7%	15.5%	17.4%

(1)	Annualized

The decrease in adjusted revenue as a percentage of adjusted average capital for the three months ended June 30, 2015, as compared to the three months ended March 31, 2015, was primarily due to a decrease in other income of $2.0 million, or 16.4%, which decreased adjusted revenue as a percentage of adjusted average capital by 40 basis points. The decrease in other income was primarily due to a decrease in Global Positioning Systems with Starter Interrupt Devices fee income resulting from a decrease in the number of units purchased by dealers from third party providers due to seasonality in Consumer Loan assignment volume.

The decrease in operating expenses as a percentage of adjusted average capital for the three months ended June 30, 2015, as compared to the three months ended March 31, 2015, was due to a decrease in operating expenses of $2.7 million, or 5.3%, related to the following:

•
A decrease in salaries and wages expense of $1.9 million, or 6.3%, which decreased operating expenses as a percentage of adjusted average capital by 60 basis points, primarily as a result of the following:

•
A decrease of $1.5 million in stock-based compensation expense primarily due to amounts recorded in the first quarter related to a change in the expected vesting period of performance-based stock awards.

•
A decrease of $0.9 million in payroll taxes as a result of the seasonal impact of both taxes that are subject to income limitations and the taxes on the annual vesting of equity awards during the first quarter of the year.

•
A decrease in sales and marketing expense of $0.8 million, or 6.8%, which decreased operating expenses as a percentage of adjusted average capital by 20 basis points, primarily as a result of a decrease in sales commissions driven by lower Consumer Loan assignment volume related to seasonality.

The following tables provide a reconciliation of non-GAAP measures to GAAP measures.  All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate.  Certain amounts do not recalculate due to rounding.

	For the Three Months Ended
(In millions, except share and per share data)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013
Adjusted net income
GAAP net income	$74.2	$71.5	$73.0	$74.0	$69.4	$49.8	$65.9	$65.1
Floating yield adjustment (after-tax)	2.1	1.2	(3.4)	(0.9)	(0.6)	(1.1)	(0.9)	0.1
Senior notes adjustment (after-tax)	(0.5)	(0.5)	(0.5)	(0.5)	(0.6)	14.1	-	-
Adjustment to record taxes at 37%	(0.3)	(0.1)	0.3	(1.3)	(0.6)	0.6	(0.7)	(0.7)
Adjusted net income	$75.5	$72.1	$69.4	$71.3	$67.6	$63.4	$64.3	$64.5

Adjusted net income per diluted share	$3.60	$3.44	$3.28	$3.26	$2.98	$2.69	$2.73	$2.72
Diluted weighted average shares outstanding	20,951,832	20,948,676	21,171,235	21,895,222	22,658,891	23,528,466	23,575,786	23,708,043

Adjusted revenue
GAAP total revenue	$203.1	$194.2	$185.1	$181.7	$179.8	$176.9	$175.3	$172.7
Floating yield adjustment	3.5	1.8	(5.4)	(1.3)	(1.0)	(1.8)	(1.4)	-
Provision for credit losses	(8.0)	(6.2)	0.7	(4.1)	(4.6)	(4.7)	(4.6)	(6.1)
Provision for claims	(9.2)	(8.6)	(8.6)	(9.4)	(11.0)	(11.0)	(10.3)	(11.0)
Adjusted revenue	$189.4	$181.2	$171.8	$166.9	$163.2	$159.4	$159.0	$155.6

Adjusted average capital
GAAP average debt	$1,945.9	$1,845.9	$1,726.9	$1,626.6	$1,593.8	$1,529.5	$1,427.4	$1,404.4
GAAP average shareholders' equity	815.9	739.6	683.3	710.7	732.3	750.4	717.7	676.5
Senior notes adjustment	15.0	15.5	16.0	16.5	17.0	(77.6)	-	-
Floating yield adjustment	4.4	3.2	4.2	6.7	6.6	9.6	9.3	10.0
Adjusted average capital	$2,781.2	$2,604.2	$2,430.4	$2,360.5	$2,349.7	$2,211.9	$2,154.4	$2,090.9

Adjusted revenue as a percentage of adjusted average capital (1)	27.2%	27.8%	28.3%	28.3%	27.8%	28.8%	29.5%	29.8%

Adjusted interest expense
GAAP interest expense	$19.6	$14.9	$13.9	$13.5	$13.3	$16.0	$16.7	$16.1
Senior notes adjustment	0.8	0.8	0.8	0.8	0.9	(0.6)	-	-
Adjusted interest expense (pre-tax)	20.4	15.7	14.7	14.3	14.2	15.4	16.7	16.1
Adjustment to record tax effect at 37%	(7.5)	(5.8)	(5.4)	(5.3)	(5.3)	(5.7)	(6.2)	(6.0)
Adjusted interest expense (after-tax)	$12.9	$9.9	$9.3	$9.0	$8.9	$9.7	$10.5	$10.1

(1)	Annualized

	For the Three Months Ended
(In millions)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013
Adjusted return on capital
Adjusted net income	$75.5	$72.1	$69.4	$71.3	$67.6	$63.4	$64.3	$64.5
Adjusted interest expense (after-tax)	12.9	9.9	9.3	9.0	8.9	9.7	10.5	10.1
Adjusted net income plus interest expense (after-tax)	$88.4	$82.0	$78.7	$80.3	$76.5	$73.1	$74.8	$74.6

Adjusted return on capital (1) (3)	12.7%	12.6%	13.0%	13.6%	13.0%	13.2%	13.9%	14.3%

Economic profit
Adjusted return on capital	12.7%	12.6%	13.0%	13.6%	13.0%	13.2%	13.9%	14.3%
Cost of capital (2) (3)	5.0%	4.7%	4.9%	5.2%	5.4%	5.8%	5.9%	5.8%
Adjusted return on capital in excess of cost of capital	7.7%	7.9%	8.1%	8.4%	7.6%	7.4%	8.0%	8.5%
Adjusted average capital	$2,781.2	$2,604.2	$2,430.4	$2,360.5	$2,349.7	$2,211.9	$2,154.4	$2,090.9
Economic profit	$53.4	$51.6	$48.9	$49.7	$44.8	$40.8	$43.1	$44.7

Operating expenses
GAAP salaries and wages	$28.5	$30.4	$28.2	$22.0	$24.4	$25.6	$22.2	$20.1
GAAP general and administrative	9.1	9.1	8.9	8.7	8.5	8.2	9.5	8.7
GAAP sales and marketing	10.9	11.7	9.7	8.7	8.8	9.6	8.5	8.5
Operating expenses	$48.5	$51.2	$46.8	$39.4	$41.7	$43.4	$40.2	$37.3

Operating expenses as a percentage of adjusted average capital (3)	7.0%	7.9%	7.7%	6.7%	7.1%	7.8%	7.5%	7.1%

Percentage change in adjusted average capital compared to the same period in the prior year	18.4%	17.7%	12.8%	12.9%	15.2%	15.7%	15.5%	17.4%

(1)	Adjusted return on capital is defined as adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(2)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 – tax rate) x (the average 30 year treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30 year treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013
Average 30 year treasury rate	2.8%	2.5%	3.0%	3.2%	3.4%	3.7%	3.8%	3.7%
Adjusted pre-tax average cost of debt (3)	4.2%	3.4%	3.4%	3.5%	3.5%	4.4%	4.7%	4.6%

(3)	Annualized

	For the Six Months Ended June 30,
(In millions, except share and per share data)	2015	2014
Adjusted net income
GAAP net income	$145.7	$119.2
Floating yield adjustment (after-tax)	3.3	(1.7)
Senior notes adjustment (after-tax)	(1.0)	13.5
Adjustment to record taxes at 37%	(0.4)	—
Adjusted net income	$147.6	$131.0

Adjusted net income per diluted share	$7.05	$5.66
Diluted weighted average shares outstanding	20,949,048	23,157,289

Adjusted average capital
GAAP average debt	$1,895.9	$1,561.7
GAAP average shareholders' equity	777.8	741.3
Senior notes adjustment	15.2	(30.3)
Floating yield adjustment	3.8	8.1
Adjusted average capital	$2,692.7	$2,280.8

Adjusted interest expense
GAAP interest expense	$34.5	$29.3
Senior notes adjustment	1.6	0.3
Adjusted interest expense (pre-tax)	36.1	29.6
Adjustment to record tax effect at 37%	(13.3)	(11.0)
Adjusted interest expense (after-tax)	$22.8	$18.6

Adjusted return on capital
Adjusted net income	$147.6	$131.0
Adjusted interest expense (after-tax)	22.8	18.6
Adjusted net income plus interest expense (after-tax)	$170.4	$149.6

Adjusted return on capital (1) (3)	12.7%	13.1%

Economic profit
Adjusted return on capital	12.7%	13.1%
Cost of capital (2) (3)	4.9%	5.6%
Adjusted return on capital in excess of cost of capital	7.8%	7.5%
Adjusted average capital	$2,692.7	$2,280.8
Economic profit	$105.0	$85.6

Operating expenses
GAAP salaries and wages	$58.9	$50.0
GAAP general and administrative	18.2	16.7
GAAP sales and marketing	22.6	18.4
Operating expenses	$99.7	$85.1

(1)	Adjusted return on capital is defined as adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(2)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 - tax rate) x (the average 30 year treasury rate + 5% - pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30 year treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Six Months Ended June 30,
	2015	2014
Average 30 year treasury rate	2.7%	3.5%
Adjusted pre-tax average cost of debt (3)	3.8%	3.9%

(3)	Annualized

Floating Yield Adjustment

The purpose of this non-GAAP adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently.  To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.

The finance charge revenue we will recognize over the life of the loan equals the cash inflows from our loan portfolio less cash outflows to acquire the loans.  Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan.  With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage.  Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense.  The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time.  The GAAP treatment results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.

We believe the floating yield adjustment provides a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.

Senior Notes Adjustment

On January 22, 2014, we issued $300 million of 6.125% senior notes due 2021 (the “2021 notes”) in a private offering exempt from registration under the Securities Act of 1933. On February 21, 2014, we used the net proceeds from the 2021 notes, together with borrowings under our revolving credit facilities, to redeem in full the $350.0 million outstanding principal amount of our 9.125% senior notes due 2017 (the “2017 notes”). The purpose of this non-GAAP adjustment is to modify our GAAP financial results to treat the issuance of the 2021 notes as a refinancing of the 2017 notes.

Under GAAP, the redemption of the 2017 notes was considered an extinguishment of debt. For the quarter ended March 31, 2014, our GAAP financial results included a pre-tax loss on extinguishment of debt of $21.8 million and additional interest expense of $1.4 million as a result of the one month lag from issuance of the 2021 notes to the redemption of the 2017 notes, which collectively reduced consolidated net income by $14.6 million or $0.62 per diluted share.

Under our non-GAAP approach, the loss on extinguishment of debt and additional interest expense that was recognized for GAAP purposes for the quarter ended March 31, 2014 was deferred as a debt issuance cost and is being recognized ratably as interest expense over the term of the 2021 notes. In addition, for adjusted average capital purposes, the impact of additional outstanding debt related to the one month lag from the issuance of the 2021 notes to the redemptions of the 2017 notes was deferred and is being recognized ratably over the term of the 2021 notes.

We believe the senior notes adjustment provides a more accurate reflection of the performance of our business, since we are recognizing the costs incurred with this transaction in a manner consistent with how we recognize the costs incurred when we periodically refinance our other debt facilities.

Cautionary Statement Regarding Forward-Looking Information

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements represent our outlook only as of the date of this release.  Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties.  Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A to our Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 12, 2015, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to execute our business strategy due to current economic conditions.

•	We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

•	The terms of our debt limit how we conduct our business.

•	A violation of the terms of our asset-backed secured financing facilities or revolving secured warehouse facilities could have a materially adverse impact on our operations.

•
The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•
Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

•	We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

•	The regulation to which we are or may become subject could result in a material adverse effect on our business.

•
Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.

•	Our dependence on technology could have a material adverse effect on our business.

•	Our use of electronic contracts could impact our ability to perfect our ownership or security interest in Consumer Loans.

•	Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

•	The concentration of our dealers in several states could adversely affect us.

•	Failure to properly safeguard confidential consumer and team member information could subject us to liability, decrease our profitability and damage our reputation.

•
A small number of our shareholders have the ability to significantly influence matters requiring shareholder approval and such shareholders have interests which may conflict with the interests of our other security holders.

•	Reliance on our outsourced business functions could adversely affect our business.

•
Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.

Other factors not currently anticipated by management may also materially and adversely affect our results of operations.  We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered automobile dealers financing programs that enable them to sell vehicles to consumers, regardless of their credit history.  Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase a vehicle or they purchase an unreliable one.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing.  Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC.  For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except share and per share data)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Finance charges	$180.2	$157.9	$350.1	$310.7
Premiums earned	12.6	13.6	24.7	26.8
Other income	10.3	8.3	22.5	19.2
Total revenue	203.1	179.8	397.3	356.7
Costs and expenses:
Salaries and wages	28.5	24.4	58.9	50.0
General and administrative	9.1	8.5	18.2	16.7
Sales and marketing	10.9	8.8	22.6	18.4
Provision for credit losses	8.4	4.6	14.6	9.3
Interest	19.6	13.3	34.5	29.3
Provision for claims	9.2	11.0	17.8	22.0
Loss on extinguishment of debt	—	—	—	21.8
Total costs and expenses	85.7	70.6	166.6	167.5
Income before provision for income taxes	117.4	109.2	230.7	189.2
Provision for income taxes	43.2	39.8	85.0	70.0
Net income	$74.2	$69.4	$145.7	$119.2

Net income per share:
Basic	$3.54	$3.06	$6.96	$5.16
Diluted	$3.54	$3.06	$6.95	$5.15

Weighted average shares outstanding:
Basic	20,946,827	22,653,393	20,934,790	23,122,288
Diluted	20,951,832	22,658,891	20,949,048	23,157,289

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions, except share and per share data)	As of
	June 30, 2015	December 31, 2014
ASSETS:
Cash and cash equivalents	$1.3	$6.4
Restricted cash and cash equivalents	177.5	157.6
Restricted securities available for sale	52.1	53.2

Loans receivable (including $9.5 and $8.7 from affiliates as of June 30, 2015 and December 31, 2014, respectively)	3,052.6	2,719.8
Allowance for credit losses	(217.9)	(206.9)
Loans receivable, net	2,834.7	2,512.9

Property and equipment, net	20.0	20.9
Income taxes receivable	10.7	1.4
Other assets	36.2	33.0
Total Assets	$3,132.5	$2,785.4

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$132.0	$114.4
Revolving secured line of credit	24.8	119.5
Secured financing	1,345.0	1,333.0
Senior notes	548.2	300.0
Deferred income taxes, net	228.6	213.4
Income taxes payable	—	2.9
Total Liabilities	2,278.6	2,083.2

Shareholders' Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 20,597,504 and 20,597,671 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	0.2	0.2
Paid-in capital	95.0	88.7
Retained earnings	758.7	613.4
Accumulated other comprehensive income (loss)	—	(0.1)
Total Shareholders' Equity	853.9	702.2
Total Liabilities and Shareholders' Equity	$3,132.5	$2,785.4